Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY EXPANDS ITS CHECKERBOARD LEASE HOLDINGS
Company closes two transactions which significantly increase its lease holdings in mineral rich areas

Crossville, TN -- (GlobeNewswire) — February 8, 2010 — TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that it has completed two additional lease transactions which have significantly increased its lease holdings.  The first transaction is the completion of the checkerboard acquisition on the entire 738 acres of the JR and Pansy Clark Leases in the Exie Quadrangle in Green County, Kentucky.  As a result of the transaction, TN-K Energy will own a 27.5% net working interest in approximately 70 more well locations on these proven, high producing leases.  This latest checkerboard lease follows the 10 well checkerboard lease acquisition announced earlier this month in which TN-K Energy led the negotiations.  This latest drilling package, along with its previous acquisitions, gives TN-K Energy a total of approximately 80 more well locations to be drilled in Kentucky.

TN-K Energy also announced that in a second transaction it has acquired a lease of approximately 27 acres with one existing producing well and all the necessary equipment to operate and produce oil on this lease which is also located in Green County, Kentucky.  This lease is in close proximity to several high producing wells along with the JR and Pansy Clark Leases.  TN-K Energy will own a full 81.25% of this lease, which has approximately six more locations to be drilled.

TN-K Energy will be the operator on both of these acquisitions and will immediately begin acquiring all necessary permits to begin drilling operations.

“The checkerboard acquisition on the entire JR and Pansy Clark Leases is possibly the most significant transaction we have completed since entering the energy sector in October 2009.  I believe this is another great step in our goal to become one of the area’s leading producers of oil and gas.” said Ken Page, TN-K Energy’s CEO.

Travis Coomer also stated “We are very excited to be teamed up with TN-K Energy to help produce these leases. We have a great amount of confidence in their ability and knowledge of the oil and gas industry.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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